Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list that includes our significant subsidiaries as of March 31, 2014.

Entity Name	Jurisdiction
Ruili Group Ruian Auto Parts Co., Ltd.	China

Fairford Holdings Limited	Hong Kong

SORL International Holding, Ltd.	Hong Kong